                                                                EXHIBIT 4.03(b)

                                 MORTGAGE DEED
                             AND SECURITY AGREEMENT


         THIS MORTGAGE DEED AND SECURITY AGREEMENT (this "Mortgage") is made as of January 25, 1996, by FRANK'S NURSERY & CRAFTS, INC., a Michigan corporation with a principal place of business at 6501 East Nevada, Detroit, Michigan 48243 ("Mortgagor"), in favor of PEOPLE'S BANK, a Connecticut banking corporation with a principal place of business at Bridgeport Center, 850 Main Street, Bridgeport, Connecticut 06604-4913 ("Mortgagee").


                             W I T N E S S E T H :

         That for good and valuable consideration and to secure the payment of the indebtedness evidenced by (a) that certain Mortgage Note from Mortgagor to Mortgagee of even date herewith in the original principal amount of FOUR MILLION NINE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($4,950,000.00) (the "Note"), a copy of which is attached hereto as Schedule B; and to secure the payment of all amounts, sums and expenses paid or to be paid thereunder or hereunder by Mortgagor according to the terms hereof and the performance of all other duties, obligations and liabilities (except contingent liabilities) of Mortgagor under this Mortgage, the Note and the other Loan Documents (as hereinafter defined), together with all interest on said indebtedness, obligations, liabilities, amounts, sums and expenses (all of the aforesaid, collectively, the "Liabilities"), Mortgagor does hereby mortgage, give, grant, bargain, sell and confirm unto Mortgagee, its successors and assigns forever,
(i) all that certain real property located at 479 East Main Street, Branford, Connecticut and more particularly described in Schedule A-1 attached hereto and incorporated herein by reference, (ii) all that certain real property located at 361 Scott Swamp Road, Farmington, Connecticut and more particularly described in Schedule A-2 attached hereto and incorporated herein by reference,
(iii) all that certain real property located at 400 Talcottville Road, Vernon, Connecticut and more particularly described in Schedule A-3 attached hereto and incorporated herein by reference, (iv) all that certain real property located at 1198 Queen Street, Southington, Connecticut and more particularly described in Schedule A-4 attached hereto and incorporated herein by reference, and (v) all that certain real property located at 656 Silver Lane, East Hartford, Connecticut and more particularly described in Schedule A-5 attached hereto and incorporated herein by reference (all of the foregoing real property, individually and collectively, the "Property").

         TOGETHER WITH (a) all buildings and improvements of every kind or nature whatsoever now or hereafter situated on the Property, (b) all easements, including utility and drainage easements, rights, appurtenances, rents, royalties, mineral, oil and gas rights and profits, water, water rights, and water stock relating to the Property, (c) all proposed public or private roadways or portions thereof relating to the Property, (d) all building materials, supplies and other property attached to the Property or stored at or delivered to the Property or any other location for incorporation into the improvements located or to be located on the Property, (e) all elevators, pipes, oil burners, furnaces, heaters, radiators, hot water heaters, ranges, refrigerators, refrigerating apparatus, plumbing, gas and electric fixtures, screens, screen doors, storm doors and windows, mantels, shades, awnings, cabinets, sprinklers which are incorporated into the building systems at the Property, ventilating and air conditioning apparatus and equipment, plants and shrubbery which are permanently planted at the Property and are not part of Mortgagor's inventory, located at, on or attached to the Property, (f) all revenues, income, rents, cash or security deposits, advance rental deposits, insurance or condemnation proceeds and other benefits thereto or arising from the use or enjoyment of all or any portion of the Property, (g) all permits, licenses, approvals and other certificates now or hereafter relating to the Property and all of Mortgagor's right, title and interest in and to all preliminary and final plans and specifications now or hereafter relating to the Property, (h) all of Mortgagor's contract rights, rents receivable, general intangibles, actions and rights in action relating to the Property (but not those relating to the operation of Mortgagor's retail business at the Property), (i) all other equipment, fixtures and other personal property at present or hereafter installed in or on the Property in a manner, except for personal property of tenants of the Property, which renders such articles usable in connection therewith so far as the same are a part of the realty (all of the foregoing, including all proceeds, products, additions, replacements and substitutions thereof, thereto and therefor, and all Collateral, as defined in Paragraph 12, shall be deemed covered by this Mortgage and are individually and collectively referred to herein, along with the Property, as the "Mortgaged Property"); provided, however, that the Mortgaged Property shall not include any types or items of personal property which relate to Mortgagor's retail sales business operated at the Property, including, without limitation, Mortgagor's inventory, accounts receivable, trade fixtures, computer systems and telephone systems.

         TO HAVE AND TO HOLD the herein granted and bargained Mortgaged Property, with the privileges and appurtenances thereof, with MORTGAGE COVENANTS, unto Mortgagee, its successors and assigns forever, to its and their proper use and advantage.

         NOW, THEREFORE, if the Liabilities shall be promptly and fully paid, performed and satisfied according to their tenor, and all agreements, duties and obligations contained in this Mortgage, the Note and the other Loan Documents are fully kept and performed by Mortgagor, then this Mortgage shall be void, otherwise to remain in full force and effect.

         Mortgagor, in order to more fully protect the security of this Mortgage, does hereby covenant and agree that:

         1. Obligation to Satisfy Liabilities and to Abide by Loan Documents. Mortgagor shall pay, perform and satisfy the Liabilities in accordance with their terms and shall keep, perform and comply with all of the terms of the Loan Documents.

         2. Taxes and Assessments on Mortgaged Property.

                 (a) Real Estate Taxes and Assessments. Mortgagor shall pay all taxes and assessments levied against the Mortgaged Property or any part thereof on or before the date on which they become delinquent; provided, however, that Mortgagor shall not be required to pay such tax, assessment, charge, levy or claim, if the validity or amount thereof shall concurrently be contested in good faith by appropriate proceedings, and if such contest shall not result, during its pendency, in the levy or foreclosure of any lien against the property in question or expose Mortgagor or Mortgagee to criminal prosecution, and provided, further, that (i) Mortgagor has made such payments to the extent required by law in order to contest such tax or assessment, (ii) Mortgagor shall in such event set aside on its books reserves with respect thereto, which reserves, in the reasonable opinion of Mortgagee, are adequate to cover the payment of such tax or assessment with interest; and, shall pay any amount adjudged by a court of competent jurisdiction to be due, with all interest thereon, including any deficiency, no later than the date such judgment becomes final, and (iii) the foregoing provisions shall not limit the right of Mortgagee to require Mortgagor to pay such funds in escrow pursuant to the provisions of Paragraph 4 hereof. Mortgagor shall deliver to Mortgagee true and correct copies of the original receipts or other reasonably satisfactory proof of payment of all taxes and assessments within thirty (30) days after the last date on which each such tax or assessment is payable hereunder without interest or penalty.

                 (b) Other Taxes and Assessments. Mortgagor shall pay and discharge all taxes (except income taxes payable by Mortgagee) and assessments of every kind and nature that may accrue, be levied, or be assessed upon the Mortgaged Property, this Mortgage, the Loan Documents, or the Liabilities, without regard to any law heretofore or hereafter enacted which imposes payment of the whole or any part thereof upon Mortgagee, including, without limitation, sewer rents, utility charges, permit, inspection and license fees and all other charges imposed upon the Mortgaged Property or the income and profits therefrom or the use and occupancy thereof.

                 (c) Mortgagee's Right to Discharge. In the event that Mortgagor, at any time hereafter, shall fail to pay any such taxes or assessments or promptly to obtain the discharge of such taxes or assessments, Mortgagor shall so advise Mortgagee in writing and Mortgagee may (but shall be under no obligation to do so), whether or not it receives the requisite notice from Mortgagor and without waiving or releasing any obligation or default of Mortgagor hereunder or any Event of Default (as hereinafter defined), in its sole discretion, at any time thereafter, make such payment, or any part thereof, or obtain such discharge and take any other action with respect thereto which Mortgagee deems advisable. Notwithstanding the foregoing, so long as no Event of Default shall exist and there is no threat of damage to or loss of the Mortgaged Property, Mortgagee shall provide Mortgagor with ten (10) days prior written notice of any such payment by Mortgagee. All sums so paid by Mortgagee and all costs and expenses incurred or paid by Mortgagee in connection therewith, including, without limitation, reasonable attorneys' fees and court costs, together with interest thereon at the Default Rate (as hereinafter defined) from the date incurred until paid by Mortgagor, shall be due and payable by Mortgagor to Mortgagee, upon demand, payment of which shall be secured by the lien of this Mortgage.

         3. Insurance.

                 (a) Property Insurance. Mortgagor, at its sole cost and expense, shall obtain for, deliver to and maintain for the benefit of the Mortgagee, during the operation of this Mortgage, insurance policies (or certificates evidencing and confirming the coverage under such policies) in such amounts as the Mortgagee may reasonably require, insuring the Mortgaged Property against loss or damage by fire, theft, explosion, sprinklers, vandalism, malicious mischief, loss of rent in an amount not less than the aggregate rental value thereof for a period of one year if the Mortgaged Property is leased to a third party or to an Affiliate of Mortgagor, and all other hazards and risks as are customarily insured against under present and future standard forms of Special and Additional Coverage Insurance policies for similar properties, including, without limitation, (i) fire and extended coverage insurance including vandalism and malicious mischief, broadened to the so-called "All Risk of Physical Loss" coverage basis, in an amount, after application of any deductibles acceptable to Mortgagee, of not less than one hundred percent (100%) of the full replacement value of the Property at the time of issuance of such policy or policies and at each renewal date thereof, exclusive of land, excavations, foundations and other items normally excluded from such policies (Mortgagee acknowledges that Mortgagor's current deductible of $50,000 per occurrence is acceptable to Mortgagee), (ii) commercial general liability insurance in an amount not less than $5,000,000 (under Mortgagor's combined primary and umbrella policies) and
(iii) during any period during which construction of improvements is proceeding on the Property and the cost of such improvements exceeds $50,000, extended coverage casualty insurance in the form of a "Builder's Risk 100% Completed Value Non-Reporting Form" policy in an amount to be determined by Mortgagee as the difference between the full replacement value of the improvements and $50,000.

                 (b) Flood Insurance. In the event any improvements located on the Mortgaged Property are located in a special flood hazard zone as shown on the applicable Flood Hazard Boundary Map or Flood Insurance Rate Map (published, as applicable, by the Federal Emergency Management Administration or its successor) then Mortgagor shall, at its sole cost and expense, obtain and maintain, until the Liabilities have been satisfied in full, flood insurance for the Mortgaged Property under the National Flood Insurance Program. Mortgagor further covenants and agrees that, upon the request of Mortgagee made from time to time hereafter and to the extent such insurance is customarily required for similar properties and is commercially available to Mortgagor, Mortgagor will promptly obtain and thereafter continuously maintain additional insurance against such other risks or hazards as Mortgagee may deem necessary, including, but not limited to, (i) earthquake, including subsidence, and (ii) contingent liability for loss resulting from the operation of any building laws or regulations pertaining to non-conforming property.

                 (c) Workers' Compensation Insurance. During the course of any construction or repair of buildings and improvements on the Mortgaged Property, Mortgagor, at its sole cost and expense, shall keep and maintain workers' compensation insurance (including employer's liability insurance if requested by Mortgagee) for all employees of Mortgagor engaged on or with respect to the Mortgaged Property in such amount as is reasonably satisfactory to Mortgagee or, if such limits are established by law, in such amounts.

                 (d) Insurance Policies and Company. Each such policy of insurance shall be subject to the reasonable approval of Mortgagee with respect to the insurance company (which shall be rated "A-" or higher by Best's or, if Best's shall revise or terminate such ratings, the equivalent thereof and licensed to do business in the State of Connecticut), the form of the policy, expiration date, and the amount of coverage, and Mortgagor shall provide to Mortgagee, at each renewal of all insurance policies required hereunder, certificates evidencing that said policies are in full force and effect. Mortgagee, by its acceptance of this Mortgage, acknowledges that (i) it has approved Mortgagor's current insurer, which approval is subject to review at any future date by Mortgagee, and (ii) it has approved Mortgagor's current insurance coverage in blanket form.

                 (e) Endorsement in Favor of the Mortgagee. Such policies of insurance shall contain an endorsement, in form and substance satisfactory to Mortgagee, showing Mortgagee as "first mortgagee" and, showing loss payable to Mortgagee as loss payee. All policies and endorsements shall be endorsed as follows: People's Bank/its successors and assigns/ ATIMA, P.O. Box 7097, Bridgeport, Connecticut 06601, Loan # ___________. Such endorsement or any independent instrument furnished to Mortgagee shall provide that the insurance company or companies will give Mortgagee at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no misrepresentation, act, or default of Mortgagor or any other person shall affect the right of Mortgagee to recover under such policy or policies of insurance in case of loss or damage. All notices required to be sent to Mortgagee by any insurance company shall be sent by certified mail, postage prepaid, to the address set forth above.

                 (f) Administration of Claims. In the event of any loss or damage to the Mortgaged Property, there shall be no abatement or reduction in the amount payable by Mortgagor hereunder or under any of the Liabilities, and Mortgagor shall continue to make all such payments. Mortgagor hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to Mortgagee, and Mortgagor irrevocably makes, constitutes and appoints Mortgagee (and such officers, employees or agents of Mortgagee as may, from time to time, be designated by Mortgagee) as Mortgagor's true and lawful attorney-in-fact (and agent-in-fact) to act severally in Mortgagor's name, place and stead, but only following the occurrence of an Event of Default, in any way in which Mortgagor itself could do, for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Mortgagor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. Such proceeds, at the sole option of Mortgagee, may be held by Mortgagee and expended for the repair or restoration of the Mortgaged Property or applied toward the Liabilities in such manner as Mortgagee may determine; provided, however, if no Event of Default exists, Lender shall apply such proceeds first to all accrued and unpaid interest, late charges and other sums which have accrued but not been paid by Mortgagor and then to the repayment of principal under the Loan, the Release Price (as defined in Section 22) below for the Mortgaged Property which has been damaged or destroyed shall be deemed to be the difference between: (i) the stated Release Price therefor, and (ii) the amount of such repayment of principal with insurance proceeds. Notwithstanding the foregoing provisions of this Section 3(f), so long as no Event of Default shall have occurred and be continuing, (i) Mortgagee shall not make, settle or adjust any such claims, and Mortgagor may make, settle and adjust claims under such policies of insurance with the prior written consent of Mortgagee, which consent shall not be unreasonably withheld, and (ii) Mortgagee shall make such insurance proceeds available for the repair or restoration of the Mortgaged Property if Mortgagee's reasonable estimate of the cost of such repair or restoration does not exceed $250,000 (per Mortgaged Property) and said restoration work can be completed not less than 90 days prior to the Maturity Date (as defined in the Note).

                 (g) Mortgagee's Right to Obtain Insurance. In the event Mortgagor, at any time hereafter, shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Mortgagee, without waiving or releasing any obligation or default by Mortgagor hereunder, may (but shall be under no obligation to do so), at any time thereafter, obtain and maintain such policies of insurance and pay such premium and take such other action with respect thereto which Mortgagee deems advisable. All sums so paid by Mortgagee, together with interest thereon at the Default Rate from the date incurred until paid by Mortgagor, shall be due and payable by Mortgagor to Mortgagee, upon demand, and the payment of them shall be secured by the lien of this Mortgage. Mortgagee shall endeavor, but shall have no obligation to, provide Mortgagor with written notice of any insurance policies obtained by Mortgagee pursuant to this Paragraph 3(g).

                 (h) Additional Insurance. From time to time, upon the occurrence of any change in the use, operation or value of the Mortgaged Property, or in the availability of insurance in the area in which the Mortgaged Property are located, Mortgagor shall, within ten (10) days after written demand by Mortgagee, take out such additional amounts and/or such other kinds of insurance as Mortgagee may reasonably require, but only to the extent the same is customarily required for similar properties and is commercially available to Mortgagor. Otherwise, Mortgagor shall not take out any separate or additional insurance which is contributing in the event of loss, unless it is properly endorsed and otherwise satisfactory to Mortgagee in all respects. The proceeds of insurance paid on account of any damage or destruction to the Mortgaged Property or any part thereof shall be paid over to Mortgagee or Mortgagor to be applied as herein provided.

                 (i) Waiver of Subrogation. Mortgagor waives any and all right to claim or recover against Mortgagee, its officers, employees, agents and representatives, for loss of or damage to Mortgagor, the Mortgaged Property, Mortgagor's personal property or the property of others under Mortgagor's control from any cause insured against or required to be insured against by the provisions of this Mortgage.

         4. Escrows. Mortgagor hereby agrees that it shall escrow with Mortgagee or shall pay to Mortgagee, concurrently with each installment of interest payable on any of the Liabilities or, if applicable, upon such schedule as Mortgagee shall reasonably determine, (i) an amount which shall be equal to one-twelfth (1/12) of the annual sums payable by Mortgagor for all taxes, assessments and similar charges affecting the Mortgaged Property, and (ii) such additional sums as in Mortgagee's sole judgment will enable Mortgagee to pay (out of the funds so escrowed or paid to Mortgagee by Mortgagor), at least thirty (30) days before due, the items set forth in (i) above. Mortgagor hereby agrees that, upon the written request of Mortgagee following the occurrence of an Event of Default, it shall escrow with Mortgagee or shall pay to Mortgagee, concurrently with each installment of interest payable on any of the Liabilities or, if applicable, upon such schedule as Mortgagee shall reasonably determine, an amount which shall be equal to one-twelfth (1/12) of the annual sums payable by Mortgagor for all insurance premiums on or affecting the Mortgaged Property. Mortgagor agrees that any funds deposited with or paid to Mortgagee pursuant to this provision shall create only an indebtedness, and not a trust or agency relationship between Mortgagor and Mortgagee, which shall be liquidated to the extent of Mortgagee's payments as provided above. Unless otherwise required by law, the escrow deposits may be commingled with Mortgagee's other funds and no interest shall be payable to Mortgagor on such funds held by Mortgagee. So long as Mortgagee is holding sufficient funds in said escrow fifteen (15) days prior to the date such taxes are due and provided no Event of Default then exists, Mortgagee shall be responsible for late charges, interest and penalties which become payable to the applicable taxing authority as a result of Mortgagee's failure to make such payment from such escrow.

         5. Repair and Maintenance.

                 (a) General Repair and Maintenance. Mortgagor shall keep and maintain the Mortgaged Property in good operating condition and repair and shall make all necessary repairs and replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Mortgagor shall not permit, commit or suffer any waste of the Mortgaged Property or any part thereof, nor do anything or suffer or permit anything to be done on the Mortgaged Property which will increase the risk of fire or other hazard to the Mortgaged Property or any part thereof. Mortgagee and its designated agents may, following reasonable notice to Mortgagor (except in the case of an emergency, when no such prior notice shall be required), enter upon and inspect the Mortgaged Property at any reasonable time while this Mortgage remains in effect.

                 (b) Repair of Damage or Destruction. In the event of damage or destruction to the Mortgaged Property, Mortgagor shall give prompt written notice thereof to Mortgagee and shall, so long as Mortgagee has agreed to make the insurance proceeds available to pay for the Work (as defined below) promptly commence and diligently continue to perform repairs, restoration and rebuilding (the "Work") of the Mortgaged Property so damaged or destroyed so that the Mortgaged Property shall be in full compliance with all legal requirements and shall be at least equal in value and general utility as the Mortgaged Property were prior to the damage or destruction, and if the Work to be done is structural or if the cost of the Work as estimated by Mortgagee, in its sole discretion, shall exceed $100,000 per Mortgaged Property (all structural Work and all Work estimated to cost in excess of $100,000 per Mortgaged Property, "Major Work"), then Mortgagor shall, prior to the commencement of the Major Work, furnish to Mortgagee: (1) complete plans and specifications for the Major Work (approved by all governmental authorities whose approval is required) for Mortgagee's approval, which plans and specifications shall be prepared by and bear the certification and seal of an architect reasonably satisfactory to Mortgagee and shall be accompanied by said architect's signed estimate of the entire cost of completing the Major Work,
(2) certified or photostatic copies of all permits and approvals required by law in connection with the commencement and conduct of the Major Work, and (3) if requested by Mortgagee following the occurrence of an Event of Default, a surety bond for and/or guaranty of the payment for and completion of the Major Work, which bond or guaranty shall be in form satisfactory to Mortgagee and shall be signed by a surety or sureties, or guarantor or guarantors, as the case may be, or acceptable to Mortgagee and in an amount not less than said architect's estimate of the entire cost of completing the Major Work, less the amount of any insurance proceeds which Mortgagee has elected may be applied toward the cost of the Major Work. All insurance proceeds paid to Mortgagee and to be disbursed by Mortgagee to Mortgagor to pay for the Work shall be disbursed pursuant to Mortgagee's then current construction loan disbursement guidelines.

                 (c) Eminent Domain or Condemnation. If any part of the Mortgaged Property is lost, physically damaged or destroyed by right of eminent domain or condemnation, then Mortgagor shall promptly restore, repair or alter the remaining Mortgaged Property in a manner satisfactory to Mortgagee and, if said restoration, repair or alteration is Major Work, then Mortgagor shall, prior to the commencement of such Major Work, furnish to Mortgagee the items set forth in (1), (2), and (3) of subparagraph (b) of this Paragraph 5. If Mortgagee, in its sole discretion, determines that said eminent domain or condemnation materially impairs the applicable Mortgaged Property, Mortgagor shall pay to Mortgagee the Release Price (less any award or condemnation proceeds which Mortgagee may have applied to the repayment of principal under the Loan), and Mortgagee shall, so long as no Event of Default exists, release and discharge this Mortgage with respect to said Mortgaged Property.

         6. Covenants of Mortgagor.

                 (a) No Sale, Transfer or Other Encumbrance. Mortgagor covenants and agrees that while this Mortgage remains in effect, without the prior express written consent of Mortgagee, Mortgagor (i) shall not sell, assign, lease or otherwise transfer title to or any ownership interest in the Mortgaged Property (except as contemplated by, and after satisfying the requirements of, Paragraph 22 hereof), (ii) permit any Change of Control (as hereinafter defined) with respect to Mortgagor or any guarantor ("Guarantor") of the Note, including, without limitation, General Host Corporation, pursuant to that certain Guaranty and Indemnity Agreement of even date herewith in favor of Mortgagee (the "Guaranty"), or (iii) cause or permit the Mortgaged Property to be subject to any mortgages, liens or encumbrances, including a so-called "wrap-around mortgage", a "sale-leaseback" financing or similar financings, other than (A) the lien of this Mortgage, and (B) the liens and encumbrances set forth in Schedule C attached hereto, and any such sale, assignment, lease or transfer shall be void ab initio. Upon any transfer, sale, assignment, lease or change of control in violation of this Paragraph 6, Mortgagee shall have the option of accelerating the indebtedness due under the Note and all Liabilities then due under the mortgage shall be immediately due and payable to Mortgagee, including, without limitation, the Prepayment Fee (as defined in the Note).

                 (b) Change of Control. A "Change of Control" with respect to Mortgagor shall mean the transfer of greater than twenty percent (20%) of the outstanding common stock of Mortgagor. A "Change of Control" with respect to Guarantor shall be deemed to have occurred if: (i) any person or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), together with any affiliates of any such person or group, shall beneficially own, directly or indirectly, (within the meaning of Rule 13d-3 under the Exchange

Act) at least twenty-five percent (25%) of the total voting power of all classes of capital stock of Guarantor entitled to vote generally in the election of directors of Guarantor, (ii) the current members of the Board of Directors of Guarantor shall no longer constitute a majority of the members of the Board of Directors of Guarantor, provided, however, Mortgagor may, at any time following the appointment or election of a new director of Guarantor, request that Mortgagee deem said director to be a "current member of the Board of Directors" for purposes of this subsection (ii), and Mortgagee shall not unreasonably withhold its consent to such request, (iii) Guarantor consolidates with, merges into or sells, leases or conveys all or substantially all of its assets to, any other person or entity; or (iv) Guarantor is liquidated or dissolved or the stockholders of Guarantor adopt a plan for the liquidation or dissolution of Guarantor.

                 (c) Environmental Covenants. Mortgagor, after having conducted an appropriate investigation, consistent with customary commercial practice, of the Mortgaged Property, hereby represents and warrants that, (A) except for Hazardous Substances (as hereinafter defined) which are sold, stored in inventory or used by Borrower in the ordinary course of Borrower's retail business at the Mortgaged Property and which Hazardous Substances are sold, stored or used strictly in accordance with all applicable Hazardous Substances Laws (as hereinafter defined), and (B) except as expressly disclosed in the following reports: (i) Phase I Environmental Site Assessment Frank's Nursery and Crafts Store 1198 Queen Street, Southington, Connecticut dated October 1995, Project No. C-2675, (ii) Phase I Environmental Site Assessment Frank's Nursery and Crafts Store 361 Scott Swamp Road, Farmington, Connecticut dated October 1995, Project No. C-2674, (iii) Phase I Environmental Site Assessment Frank's Nursery and Crafts Store 656 Silver Lane, East Hartford, Connecticut dated October 1995, Project No. C-2671, (iv) Phase I Environmental Site Assessment Frank's Nursery and Crafts Store 400 Talcottville Road, Vernon, Connecticut dated October 1995, Project No. C-2672, (v) Phase I Environmental Site Assessment Frank's Nursery and Crafts Store 479 East Main Street, Branford, Connecticut dated October 1995, Project No. C-2668, each prepared by Heymen Teale Engineering for Mortgagee, and (vi) Limited Phase II Subsurface Investigation prepared by Land Tech Remedial, Inc., dated December 13, 1995, for the property located at 479 East Main Street, Branford, Connecticut (collectively, the "Report") (a) that no substances, including, without limitation, asbestos or any substance containing asbestos and deemed hazardous under any Hazardous Substances Law (as defined below), the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous or toxic waste, materials or substances ("Hazardous Substances") under any law relating to environmental conditions and industrial hygiene, including, without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C.
Section 741 et seq., the Clean Water Act, 33 U.S.C. Section 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., as the same may be amended from time to time, and all similar federal, state and local environmental laws, statutes, ordinances and the regulations, orders and decrees now or hereafter promulgated thereunder (collectively, the "Hazardous Substances Laws"), have been, are or shall be installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored, disposed of, or otherwise deposited or located in, on or under the Mortgaged Property; (b) that no activity has been, is or shall be undertaken on the Mortgaged Property which has caused or would cause (i) the Mortgaged Property to become a hazardous waste treatment, storage or disposal facility or "establishment" as such terminology is defined and classified under any Hazardous Substances Law, (ii) a release or threatened release of Hazardous Substances from the Mortgaged Property in violation of any Hazardous Substances Law, or (iii) the discharge of Hazardous Substances into the atmosphere or into any watercourse, body of or surface or subsurface water or wetland which would require a permit under any Hazardous Substances Law and for which no such permit has been issued; (c) that no activity has been, is or shall be undertaken or permitted to be undertaken on the Mortgaged Property, by Mortgagor or any tenant or other occupant of the Mortgaged Property which would result in a violation under any Hazardous Substances Law; (d) that neither Mortgagor, nor any tenant or other occupant of the Mortgaged Property, nor any other party has caused or suffered to occur, and Mortgagor will not hereafter cause or suffer to occur, a discharge, spillage, uncontrolled loss, seepage or filtration of oil or petroleum or chemical liquids or solids, liquid or gaseous products or hazardous waste (a "spill"), as those terms are used in Chapter 446k of the Connecticut General Statutes Revision of 1958, as the same may be amended from time to time, at, upon, under or within the Mortgaged Property or any contiguous real estate which has been included in the property description of the Mortgaged Property within the preceding three years, and neither Mortgagor, nor any tenant or other occupant of the Mortgaged Property, nor any other party, has been, is or will be involved in operations at or adjacent to the Mortgaged Property, nor are there or will there be any substances or conditions in or on the Mortgaged Property, which could support a claim or cause of action or lead to the imposition on Mortgagor or any other owner or operator of the Mortgaged Property of liability or the creation of a lien on the Mortgaged Property under the Hazardous Substances Laws; and (e) that Mortgagor shall comply, and shall cause all tenants or other occupants of the Mortgaged Property to comply, strictly and in all respects with the requirements of the Hazardous Substances Laws and shall notify Mortgagee promptly in the event of any spill upon the Mortgaged Property, and shall promptly forward to Mortgagee copies of all orders, notices, permits, applications or other communications and reports in connection with any such spill or any other matters relating to the Hazardous Substances Laws as they may affect the Mortgaged Property.

                 (d) Title to Mortgaged Property. Mortgagor warrants that: (i) it has fee simple title to the real property described in Schedule A-1 through Schedule A-5 and good indefeasible title to the balance of the Mortgaged Property, free and clear of liens and encumbrances, except those exceptions to title set forth in Schedule B-1 through Schedule B-5 hereto; (ii) it has full power and lawful authority to encumber the Mortgaged Property in the manner and form herein set forth; (iii) this Mortgage is and will remain a valid and enforceable lien on the Mortgaged Property; and (iv) it will preserve such title and will forever WARRANT AND DEFEND the above granted and bargained Mortgaged Property to Mortgagee against all claims and demands whatsoever, except as set forth in said Schedule B-1 through Schedule B-5 and will forever WARRANT AND DEFEND the validity and priority of the lien hereof to and for the benefit of Mortgagee against the claims of all persons and parties whomsoever.

                 (e) Books and Records. During the term of the loan evidenced by the Note, Mortgagor shall provide or cause to be provided to
Mortgagee: (i) within forty-five (45) days following the end of each fiscal quarter of Guarantor, quarterly financial statements for Guarantor prepared by an independent certified public accountant reasonably satisfactory to Mortgagee (a "CPA") or Guarantor's 10-Q reports, (ii) within ninety (90) days following the end of each fiscal year of Guarantor, annual financial statements for Guarantor prepared by a CPA or Guarantor's 10-K report, and (iii) annual projections for Guarantor for the subsequent fiscal year which may be prepared internally by Mortgagor, Guarantor or by a CPA. Notwithstanding the foregoing, if Guarantor shall obtain an extension for the filing of its 10-Q or 10-K reports, Mortgagor shall provide or cause to be provided to Mortgagee preliminary quarterly or annual, as applicable, reports within 45 or 90 days, as applicable following the end of the quarter or fiscal year in question, and the 10-Q or 10-K report in question shall be provided to Mortgagee when filed with the Securities Exchange Commission. All financial statements shall be in form reasonably satisfactory to Mortgagee. If requested by Mortgagee, Mortgagor shall also provide to Mortgagee by the dates set forth above uncertified annual and quarterly financial statements and projections for Mortgagor.

         7. Payment in Full. Mortgagee shall not be compelled to release, or be prevented from foreclosing or enforcing this Mortgage upon all or any part of the Mortgaged Property, unless the Liabilities shall be fully paid, performed and satisfied. Mortgagee shall not be required to accept any part or parts of the Mortgaged Property, as distinguished from the entire whole thereof, as payment of or upon the Liabilities to the extent of the value of such part or parts, nor be compelled to accept or allow such apportionment of the Liabilities to or among any separate parts of the Mortgaged Property.

         8. Waivers. No waiver by Mortgagee of any Event of Default hereunder shall extend to or affect any other Event of Default then existing or any subsequent Event of Default, or impair any of Mortgagee's rights, powers or remedies. If Mortgagee (a) extends the time for payment of any of the Liabilities, (b) takes additional security for the payment of the Liabilities or substitutes other security therefor, (c) waives or does not exercise any right, power, option or remedy granted in any Loan Document, (d) releases any part of the Mortgaged Property from the lien of this Mortgage, or (e) makes or consents to any agreement changing the terms of this Mortgage or subordinating the lien or any charge hereof, no such act or omission shall release, discharge, modify, change or affect the original Liabilities under this Mortgage or otherwise of Mortgagor or any maker, endorser, surety or guarantor of any of the Loan Documents. The rights, options, powers and remedies herein provided shall be cumulative and no one or more of them shall be exclusive of the other or others, or of any right or remedy now or hereafter given or allowed by law or in equity.

         9. Involuntary Taking of Mortgaged Property.

                 (a) No Abatement. There shall be no abatement or reduction in the amount payable by Mortgagor upon any of the Liabilities in the event of the commencement of any eminent domain or condemnation proceeding (or conveyance in lieu thereof) affecting the Mortgaged Property, and Mortgagor shall continue to be obligated to make all such payments. In the event that the whole or any part of the Mortgaged Property shall be taken by the exercise of the right of condemnation or eminent domain or conveyed in lieu thereof to those authorized to exercise such right, all awards and other monies payable to Mortgagor on account of such taking shall be deposited with Mortgagee. All such awards and monies shall be applied by Mortgagee on account of the Liabilities in such manner as Mortgagee, in its sole discretion, shall deem advisable including, without limitation, a prepayment thereof. Mortgagee shall have the right to intervene and participate in any proceedings for and in connection with any taking referred to in this Paragraph 9; provided, however, that if such intervention shall not be permissible or permitted by the court, Mortgagor shall, at its expense, consult with Mortgagee, its attorneys and experts, and make all reasonable efforts to cooperate with them in any presentation or participation in such proceedings. Mortgagor shall not enter into any agreement for the taking of the Mortgaged Property or any part thereof with any person or persons authorized to acquire the same by condemnation or eminent domain, unless Mortgagee shall have consented thereto in writing. So long as no Event of Default shall exist, Mortgagee shall not enter into any agreement for the taking of the Mortgaged Property or any part thereof with any person or persons authorized to acquire the same by condemnation or eminent domain, unless Mortgagor shall have consented thereto in writing.

                 (b) Assignment of Awards. For the purpose of effecting the provisions of this Paragraph 9, Mortgagor hereby assigns to Mortgagee all of his right, title, and interest in and to any and all awards for any taking or pursuant to any conveyance referred to in this Paragraph 9, subject to the provisions of this Paragraph 9 and the provisions of Paragraph 10 hereof. Mortgagor hereby covenants and agrees, upon request of Mortgagee, to make, execute and deliver any and all assignments and other instruments deemed by Mortgagee necessary or desirable for the purpose of confirming or further evidencing such assignment by Mortgagor of his share of such awards to Mortgagee, free, clear, and discharged of any and all encumbrances of any kind or nature whatsoever created by Mortgagor.

         10. Payment in Event of Eminent Domain, Etc. Notwithstanding any taking by eminent domain or conveyance in lieu thereof, alteration of the grade of any highway or street or other injury to or decrease in value of the Mortgaged Property by any public or quasi-public authority or corporation, the Liabilities secured hereby shall continue to bear interest at the rate set forth in the applicable Loan Documents until any such award or payment shall have been actually received by Mortgagee and any reduction in the Liabilities resulting from the application by Mortgagee of such award or payment as hereinafter set forth shall be deemed to take effect only on the date of such receipt. Such award or payment shall, pursuant to the provisions of this Paragraph 10, at the option of Mortgagee, be applied by Mortgagee against the Liabilities in such manner as Mortgagee, in its sole discretion, shall deem advisable. If, prior to the receipt by Mortgagee of such award or payment, the Mortgaged Property shall have been sold on foreclosure of this Mortgage, Mortgagee shall have the right to receive such award or payment to the extent of any deficiency found by the court to be due upon such sale, with interest thereon at the rate set forth in the applicable Loan Documents, and reasonable attorneys' fees, costs and disbursements incurred by Mortgagee in connection with the collection of such award or payment.

         11.  Assignment of Rents and Leases.

                 (a) Assignment. Mortgagor hereby assigns, transfers and sets over to Mortgagee all rents, royalties, issues, profits, revenues, income and other benefits to which Mortgagor may now or hereafter be entitled from the Mortgaged Property (the "Rents") to be applied against the Liabilities. Mortgagor hereby agrees that Mortgagee is, following the occurrence of an Event of Default, hereby authorized and empowered to enter upon the Mortgaged Property and to collect and receive all Rents, whether then due and payable or thereafter becoming due and payable, and to apply the same against the costs of managing the Mortgaged Property, including, but not limited to, the expenses and fees of any receiver appointed for such purposes, premiums on any receivers' bonds, reasonable attorneys' fees in connection with such management and collection, and against the Liabilities in such manner as Mortgagee may deem advisable. Nothing contained in this Paragraph 11 shall in any way impair or affect any right or remedy which Mortgagee might now or hereafter have if not for the provisions of this Paragraph 11, but the rights and remedies given by the provisions of this Paragraph 11 shall be in addition to all other rights and remedies which Mortgagee may have. Neither the exercise of any rights under this Paragraph 11 by Mortgagee nor the application of any Rents to the Liabilities shall cure or waive any Event of Default.

                 (b) Separate Assignment Document. Mortgagor hereby covenants and agrees that in the event a separate assignment of rents and leases document is executed and recorded in connection herewith (the "Assignment"), and to the extent of any conflict with this Mortgage, the terms of such separate Assignment shall govern.

         12. Security Agreement. In addition to such rights as are created in favor of Mortgagee under this Mortgage and the other Loan Documents, it is the intent of the parties hereto that this instrument shall constitute a security agreement within the meaning of the Uniform Commercial Code, as then in effect (the "Uniform Commercial Code"), and Mortgagor (as Debtor) hereby grants to Mortgagee (as Creditor and Secured Party) a security interest in all building materials, supplies, machinery, furniture, fixtures, equipment and personal property attached to the Property or stored at or delivered to the Property or any other location for incorporation into the improvements located or to be located on the Property and all replacements thereof, substitutions therefor and additions and accessions thereto; provided, however, that the foregoing personal property shall not include any types or items of personal property which relate to Mortgagor's retail sales business operated at the Property, including, without limitation, Mortgagor's inventory, accounts receivable, trade fixtures, computer systems and telephone systems (the "Excluded Collateral") (all of the foregoing personal property, excluding the Excluded Collateral being sometimes hereinafter referred to as the "Collateral") and that a security interest shall attach thereto for the benefit of Mortgagee to secure the Liabilities and all other sums and charges which may become due under any of the Loan Documents. Mortgagor hereby authorizes Mortgagee to file financing and continuation statements with respect to the Collateral without the signature of Mortgagor whenever lawful. Upon the occurrence of any Event of Default, Mortgagee, pursuant to the Uniform Commercial Code, shall have the option of proceeding as to both real and personal property in accordance with its rights and remedies in respect of the real property, in which event the default provisions of the Uniform Commercial Code shall not apply. The parties agree that in the event Mortgagee elects to proceed with respect to the Collateral separately from the real property, ten (10) days notice of the sale of the Collateral shall be reasonable notice. Mortgagor agrees that, without the written consent of Mortgagee, Mortgagor will not remove or permit to be removed from the Mortgaged Property any of the Collateral. Any replacements, renewals and additions to or for the Collateral shall become and be immediately subject to the security interest of Mortgagee and be covered thereby.
Mortgagor shall, from time to time, on request of Mortgagee, deliver to Mortgagee a listing of the Collateral in reasonable detail, including an itemization of all items leased to Mortgagor or subject to a conditional bill of sale, security agreement or other title retention agreement.

         13. Right to Enter, Etc. In addition to such rights as Mortgagee may have under the Loan Documents and under law, Mortgagor does hereby grant to Mortgagee the license, upon the occurrence of an Event of Default, to enter upon the Mortgaged Property, take possession of all Collateral, store the Collateral at the Mortgaged Property under the control of Mortgagee, dispose of the Collateral at the Mortgaged Property and perform all acts on the Mortgaged Property reasonably necessary to effect such storage and disposition and to protect and secure the Collateral. In taking any action hereunder, Mortgagee shall act in a commercially reasonable manner.

         14.  Events of Default.

                 (a) List of Events of Default. Each of the following events or conditions shall constitute an "Event of Default" hereunder:

                 (i) Mortgagor shall fail to make one or more payments required by the Note on or prior to the tenth (10th) day following the due date thereof;

                 (ii) Mortgagor shall fail, within thirty (30) days following written notice from Mortgagee, to comply in any material respect with any covenant, term, condition, duty or obligation contained in this Mortgage, or such longer time (not to exceed an additional thirty (30) days) if such default is not capable of being cured within thirty (30) days, provided Mortgagor commences such cure within the initial 30 day period and diligently pursues the completion of same;

                 (iii) Mortgagor shall fail, within thirty (30) days following written notice from Mortgagee, to comply in any material respect with any covenant, term, condition, duty or obligation contained in any other Loan Documents, or there shall occur an event or condition which constitutes a default or an Event of Default under any other Loan Documents, or such longer time (not to exceed an additional thirty (30) days) if such default is not capable of being cured within thirty (30) days, provided Mortgagor commences such cure within the initial 30 day period and diligently pursues the completion of same;

                 (iv) All or any part of the Mortgaged Property, including the land and any buildings, fixtures or improvements now or hereafter situated thereon, is demolished, removed, or substantially altered, without the prior written consent of Mortgagee;

                 (v) All or any part of the Mortgaged Property, including the land and any buildings, fixtures or improvements now or hereafter situated thereon, is destroyed or substantially damaged and such damage or destruction is not insured in accordance with the terms of
                          Section 3 above;

                 (vi) All or any part of the Mortgaged Property, including the land and any buildings, fixtures or improvements now or hereafter situated thereon, is destroyed or substantially damaged and such damage or destruction is not repaired or replaced pursuant to the terms of this Mortgage;

                 (vii) The Mortgaged Property, or any part thereof which is material to the operations of Mortgagor, are condemned, or are taken by condemnation proceedings or are conveyed in lieu thereof so as to materially impair said Mortgaged Property, and Mortgagor fails to make any required payment of the Release Price in accordance with Section 5(c) above;

                 (viii) Mortgagor further encumbers the Mortgaged Property or the Collateral by granting any mortgage or other security interest without the prior written consent of Mortgagee;

                 (ix) Mortgagor or any Guarantor shall have made any material misrepresentation to Mortgagee. A material misrepresentation shall be any representation, warranty, statement, certificate, schedule and/or report made or furnished to Mortgagee in connection with this Mortgage or any other Loan Documents which is false or misleading in any material respect as of the date made or furnished;

                 (x) Mortgagor or any Guarantor shall default under any other loan, note, mortgage, line of credit or any other agreement with Mortgagee (after the giving of any required notice and the expiration of any applicable cure period), but only with respect to payment defaults, and not with respect to non-monetary defaults involving financial covenants;

                 (xi) General Host Corporation shall default under the Guaranty;

                 (xii) Mortgagor shall cease to conduct its business as presently conducted for any reason, including but not limited to, any merger, consolidation or dissolution of Mortgagor or any Guarantor;

                 (xiii) If Mortgagor or any Guarantor files or consents to the filing of, or commences or consents to the commencement of, any proceeding, action, petition or filing under the Federal Bankruptcy Code or any similar state or federal law now or hereafter in effect relating to bankruptcy, reorganization or insolvency, or the arrangement or adjustment of debts (a "Bankruptcy Proceeding") with respect to Mortgagor or such Guarantor;

                 (xiv) If any Bankruptcy Proceeding shall have been filed against Mortgagor or any Guarantor and the same is not withdrawn, dismissed, canceled or terminated within ninety (90) days of such filing;

                 (xv) If a receiver, liquidator or trustee of Mortgagor or any Guarantor or of the Mortgaged Property shall be appointed;

                 (xvi) If Mortgagor or any Guarantor shall make an assignment for the benefit of its or his creditors or shall admit in writing the inability to pay its or his debts generally as they become due;

                 (xvii) If a default or event of default shall occur under any mortgage or security agreement encumbering all or any portion of the Mortgaged Property (other than portions of the Mortgaged Property which have been sold and released from the lien of this Mortgage pursuant to Paragraph 22 hereof) which is subordinate or superior to the lien of this Mortgage or if the mortgagee or secured party under any such subordinate or superior mortgage or security agreement shall commence a foreclosure or other collection or enforcement action in connection therewith, provided that this provision shall not be deemed to be a waiver of the provisions of Paragraph 6(a) prohibiting further encumbrances or of any other provision of this Mortgage;

                 (xviii) If there shall occur a Change of Control without the prior written consent of Mortgagee;

                 (xix) If there shall occur an Event of Default under that certain Mortgage and Security Agreement from Mortgagor to Mortgagee of even date herewith encumbering Mortgagor's property located at Route 9 and West Kieffer Lane, Kingston, New York, which mortgage is recorded or to be recorded in the land records for Ulster County, New York (the "New York Mortgage");

                 (xx) If there shall occur any monetary event of default under any line of credit from Mortgagee (or any syndicate of Lenders which includes Mortgagee) to Mortgagor or any event of default under any other loan from Mortgagee to Mortgagor; and

                 (xxi)    The breach of any financial covenant under Section
                          9.4 of the Comerica Agreement caused by Mortgagor's financial interest for its fiscal year ending January 28, 1996.

                 (b) Remedies. Upon the occurrence of an Event of Default, and while it continues, Mortgagee may declare all of the Liabilities to be immediately due and payable, without the necessity for demand or notice, and, in addition, Mortgagee shall have all of the rights and remedies contained herein and in the other Loan Documents, as well as all rights and remedies provided by law and by equity, which rights and remedies shall be cumulative and not exclusive. Such rights and remedies shall include, without limitation, the POWER OF SALE if and to the extent available in the future under the laws of the State of Connecticut.

         15. Changes, Etc. Neither this Mortgage nor any term hereof may be changed, waived, discharged or terminated orally or by any action or inaction, but only by an instrument in writing, signed by the party against whom enforcement of the charge, waiver, discharge or termination is sought. Any agreement hereafter made by Mortgagor and Mortgagee relating to this Mortgage shall be superior to the rights of the holder of any intervening lien or encumbrance, to the extent permitted by applicable law.

         16. Successors, Etc. All the covenants, conditions and agreements hereof shall bind, as applicable, the executor(s), administrator(s) and the successors and assigns of Mortgagor and shall inure to the benefit of and be available to the successors and assigns of Mortgagee.

         17. Specific Waivers. A waiver, in one or more instances, of any of the terms and provisions hereof shall apply to the particular instance or instances and at the particular time or times only, and shall not be a continuing waiver, but all the terms, covenants and agreements herein and all of the terms, covenants and agreements of the Loan Documents shall survive and continue to remain in full force and effect.

         18. Remedies Not Exclusive. No right or remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy provided for herein, or in the other Loan Documents or any other agreement between Mortgagor and Mortgagee or by law or by equity provided or permitted, but all such rights and remedies shall be cumulative and shall be in addition to every other right and remedy given hereunder, or now or hereafter existing at law or in equity. If any clause or provision in this Mortgage shall be invalid or unenforceable under any circumstances, that fact in no way invalidates or impairs the enforceability of this Mortgage or any other provision herein.

         19. Default Rate. For the purposes of this Mortgage, the "Default Rate" shall have the same meaning as set forth in the Note.

         20. COMMERCIAL TRANSACTION. MORTGAGOR HEREBY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS MORTGAGE IS A PART IS A COMMERCIAL TRANSACTION, AS THAT TERM IS DEFINED IN SECTION 52-278a OF THE CONNECTICUT GENERAL STATUTES,
AS AMENDED, AND MORTGAGOR HEREBY VOLUNTARILY AND KNOWINGLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS WHICH IT MAY HAVE, PURSUANT TO ANY LAW OR CONSTITUTIONAL PROVISION, INCLUDING, WITHOUT LIMITATION, SECTION 52-278a ET SEQ OF THE CONNECTICUT GENERAL STATUTES, TO ANY NOTICE OR HEARING PRIOR TO ANY ATTEMPT BY MORTGAGEE TO OBTAIN A PREJUDGMENT REMEDY AGAINST MORTGAGOR IN CONNECTION WITH SUCH TRANSACTION AND AUTHORIZES MORTGAGEE'S ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER.

         21. Estoppel Certificates. Mortgagor shall, within ten (10) days after written request from Mortgagee, furnish to Mortgagee a written statement, duly acknowledged, setting forth whether any offsets or defenses exist against the indebtedness evidenced by the Note, and secured by this Mortgage and, if any are alleged to exist, the nature thereof in detail.

         22. Partial Release of Property. So long as there does not exist an Event of Default and/or no event has occurred which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, at any time during the term of the loan evidenced by the Note and secured by this Mortgage, upon payment of the applicable Prepayment Fee and the Release Price (as hereinafter defined) and satisfaction of the conditions precedent set forth in Subparagraphs (a) through (d) below, Mortgagor shall release the lien of this Mortgage with respect to the applicable portions of the Mortgaged Property as set forth below. As used herein, the "Release Price" shall mean the following amounts for each of the following portions of the Mortgaged Property:

  Branford, CT (as described in Schedule A-1)               $  840,000
  Farmington, CT (as described in Schedule A-2)             $  945,000
  Vernon, CT (as described in Schedule A-3)                 $1,050,000
  Southington, CT (as described in Schedule A-4)            $1,050,000
  East Hartford, CT (as described in Schedule A-5)          $  910,000

                 (a) All instruments and documents executed and delivered in connection with any release made pursuant to this Paragraph 22 shall be in form and substance reasonably satisfactory to the Mortgagee.

                 (b) All costs and expenses incurred by Mortgagee in connection with each release made pursuant to this Paragraph 22, including, without limitation, reasonable fees and expenses of Mortgagee's counsel and Mortgagee's standard administrative fees, shall be paid by Mortgagor prior to such release.

                 (c) So long as no Event of Default shall have occurred, all payments of the Release Price received by Mortgagee under this Paragraph 22 shall be applied in reduction of the outstanding principal balance of the Note, otherwise said sums shall be applied in reduction of the Liabilities in such order and priority as Mortgagee may determine.

                 (d) Notwithstanding anything set forth herein to the contrary, in no event shall Mortgagor provide purchase money financing in connection with the sale of any portion of the Mortgaged Property, without the prior written consent of Mortgagee.

         23. No Liens. Mortgagor will not suffer or permit any claims or liens to secure claims for labor, material or supplies to remain against the Mortgaged Property or any portion thereof or against any funds due to any contractor, subcontractor, supplier or materialman. Mortgagor will promptly seek to dissolve any lien or attachment upon the Mortgaged Property or any portion thereof and will cause any said encumbrance to be removed within thirty
(30) days of its creation.

         24. Notices. (a) Mortgagor shall notify Mortgagee promptly of the occurrence of any of the following:

                 (i) a default or threatened or potential default or event which with the passage of time or the giving of notice, or both, would become a default by Mortgagor under the terms of this Mortgage, the New York Mortgage or any other Loan Documents with respect to which default Mortgagor has knowledge;

                 (ii) a fire or other casualty causing damage (exceeding $50,000 in value) to the Mortgaged Property;

                 (iii) receipt of notice of eminent domain proceedings or condemnation of the Mortgaged Property;

                 (iv) receipt of written notice from any governmental authority relating to the violation of any applicable law affecting the Mortgaged Property or Mortgagor's use of the Mortgaged Property, and receipt of any written notice or correspondence from the Connecticut Department of Environmental Protection, the New York Department of Environmental Conservation or the United States Environmental Protection Agency; provided, however, Mortgagor shall not be required to notify Mortgagee of written notices received relating to minor or immaterial violations of laws or ordinances relating to Mortgagor's use of the Mortgaged Property so long as Mortgagor remedies or cures such violation within 30 days following its receipt of said notice;

                 (v) receipt of any notice from any tenant of all or any portion of the Mortgaged Property asserting that Mortgagor is in breach of an obligation to such tenant;

                 (vi)     substantial change in the use of the Mortgaged
                          Property;

                 (vii) commencement of any litigation affecting the Mortgaged Property;

                 (viii) receipt of any notice of default under any agreement or contract relating to the construction of any contemplated improvements at the Mortgaged Property or the operation of Mortgagor's business at the Mortgaged Property;

                 (ix) any contract or agreement with respect to any sale, lease, partition or other transfer of all or any part of the Mortgaged Property;

                 (x) any material fact or representation contained in any certificate, notice, opinion (written or oral), or other document furnished to Mortgagee which ceases to be true and correct, which notification shall set forth the untrue or incorrect statement or misrepresentation, and the action being taken by Mortgagor in connection therewith; or

                 (xi) receipt of any notice of default under (or expiration or termination of) the Credit Facility prior to May 31, 1997.

                 (b) Any notice, request, demand, statement, authorization, approval or consent made hereunder shall be in writing and shall be sent by Federal Express, or other reputable courier services, or by postage pre-paid registered or certified mail, return receipt requested, and shall be deemed given when received or refused (as indicated on the receipt) and addressed as follows:

                 If to Mortgagor:

                          Frank's Nursery & Crafts, Inc.
                          c/o General Host Corporation
                          6501 East Nevada Street
                          Detroit, Michigan 48243
                          Attn:  General Counsel

                 With copies to:

                          Frank's Nursery & Crafts, Inc.
                          c/o General Host Corporation
                          6501 East Nevada Street
                          Detroit, Michigan 48243
                          Attn:  Treasurer

                          and

                          Dykema Gossett
                          400 Renaissance Center
                          Detroit, Michigan 48243-1668
                          Attn:  Wilfred A. Steiner, Jr., Esq.

                 If to Mortgagee:

                          People's Bank
                          350 Bedford Street, 2nd Floor
                          Stamford, Connecticut 06901-1741
                          Attn:  Marjan N. Murray, Vice President
                                 Commercial Mortgage Department

                 With copies to:

                          People's Bank
                          Bridgeport Center
                          850 Main Street
                          Bridgeport, Connecticut 06604-4913
                          Attn:  Commercial Mortgage Department

                          and

                          Day, Berry & Howard
                          One Canterbury Green
                          Stamford, Connecticut  06901
                          Attn:  Michael P. Byrne, Esq.

         25. Sale of Loan Documents. Mortgagor recognizes that Mortgagee may sell and transfer its interest in the Note, this Mortgage or any other Loan Document to one or more participants and that all documentation, financial statements, appraisals and other data, and copies thereof, relevant to Mortgagor, any Guarantor or the Loan Documents, may be exhibited to and retained by any such participant or prospective participant.

         26. Brokerage. Mortgagor covenants and agrees that no brokerage commission or other fee, commission or compensation is to be paid by Mortgagee in connection with the loan evidenced by the Note, and Mortgagor shall indemnify and hold harmless Mortgagee from and against any harm, loss, liability or cost or expense (including reasonable legal fees and expenses) incurred in connection with any claim by a broker or finder for a fee or other compensation with respect to the loan evidenced by the Note, which claim is made by, through or under Mortgagor or Guarantor or which alleges that a commission or other compensation is payable as a result of the claimant's dealings with Mortgagor or Guarantor or any employee, representative or agent of Mortgagor or Guarantor. So long as Mortgagor causes the release and discharge of any lien or encumbrance affecting the Mortgaged Property which relates to a pending brokerage commission claim, Mortgagor may defend all such claims with counsel reasonably satisfactory to Mortgagee, and Mortgagor shall provide copies of all pleadings to Mortgagee.

         27. Paragraph Headings. The paragraph headings of this Mortgage are for convenience of reference only, do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties.

         28. Legal Construction. This Mortgage shall be governed by, and construed in accordance with, the internal laws of the State of Connecticut.

         IN WITNESS WHEREOF, Mortgagor has executed and delivered this Mortgage as of the day and year first above written.

Signed and delivered
in the presence of:


Heidi Flusser
- ----------------------------               FRANK'S NURSERY AND CRAFTS, INC.
Heidi Flusser

Vt A Lt J
- ----------------------------          By    Robert M. Lovejoy Jr
Vincent A. Laurentino Jr.                   --------------------------------
                                            Name: Robert M. Lovejoy, Jr.
                                            Title: Vice President



STATE OF CONNECTICUT)
                    )                       ss.: Stamford
COUNTY OF FAIRFIELD )


         The foregoing instrument was acknowledged before me this 25 day of January, 1996, by Robert M. Lovejoy, Jr., Vice President of Frank's Nursery & Crafts, Inc., a Michigan corporation, on behalf of the corporation.


                                            Vt A Lt J
                                            ------------------------------
                                            Vincent A. Laurentino Jr.
                                            Commissioner of Superior Court

                                 SCHEDULE A-1

                 479 East Main Street, Branford, Connecticut



All that certain piece or parcel of land situated in the Town of Branford, County of New Haven and State of Connecticut, bounded and described as follows:

    Commencing at a point, said point being located at the northwest corner of land now or formerly of Anthony J. Massaro and Frances A. Massaro, on the southerly line of East Main Street, said point being a Connecticut Highway Department Monument.

    Thence southeasterly, bounded northeasterly by land now or formerly of Anthony J. & Frances A. Massaro, the following four (4) courses:

        S-19-15-51-E, 59.61 feet to a fence post, S-20-17-10-E, 159.67 feet to a fence post, S-21-42-22-E, 32.08 feet to the easterly face of a stone wall, S-20-13-30-E, 146.09 feet along said easterly face to a point.

    Thence, S-79-28-10-W,
    bounded southeasterly by land now or formerly of Todds Hill Investment Circle, Trustee, and land now or formerly of G. M. Associates, each in part, a distance of 434.36 feet to a point.

    Thence, N-10-31-50-W,
    bounded southwesterly by Business Park Drive, a distance of 410.34 feet to a point.

    Thence, northeasterly,
    bounded by the intersection of Business Park Drive and East Main Street, following the arc of a curve to the right having a radius of 30.00 feet, and an arc length of 51.44 feet to a point.

    Thence, N-87-42-50-E,
    bounded northwesterly by East Main Street, a distance of 336.61 feet to the point and place of commencement.

                                 SCHEDULE A-2

                361 Scott Swamp Road, Farmington, Connecticut


    A certain piece or parcel of land situated in the Town of Farmington, County of Hartford and State of Connecticut, as more particularly described as follows:


Beginning at a Connecticut Highway Department Monument at the northwesterly corner of the parcel herein described, said monument is located on the southeasterly highway line of U.S. Route 6, also known as Scott Swamp Road.

Thence S 66 degrees-33'-03" E 320.60' to a iron pin.
Thence S 01 degrees-58'-40" W 464.00' to a iron pin on the northerly property line of Rejean Carrier.

The previous two courses are along the westerly and southerly property lines of Southwest Village of Farmington, Limited Partnership.

Thence S 81 degrees-17'-29" W 384.71' to a iron pin on the northerly property line of Rejean Carrier.

Thence N 12 degreees-57'-58" W 466.00' to a iron pin on the easterly property line of Rejean Carrier.

Thence N 46 degrees-57'-25" E 283.47' along the southeasterly side of United States Route 6 to the point and place of beginning.

        Together with a permanent right-of-way for ingress and egress, in common with others, as set forth in a Permanent Right-of-Way Easement and Maintenance Agreement from Stephen Realty & Development, Inc. to Farmington Colonnade Associates and Flower Time, Inc. dated May 19, 1988 and recorded in the Farmington Land records in Volume 382, Page 327.

                                 SCHEDULE A-3

                  400 Talcottville Road, Vernon, Connecticut

        A certain piece or parcel of land situated in the Town of Vernon, County of Tolland, and State of Connecticut being more particularly bounded and described as follows:

        Beginning at an iron pin set at the northwesterly corner of the parcel herein described, said iron pin is located on the easterly highway line of Connecticut Route 83 also known as Talcottville Road, said iron pin being further described as marking the southwesterly property corner of land of Gerald and Marsha Stevenson.

        Thence N 79-06'-21" E 528.16' to an iron pin found at the northeasterly property corner of the tract herein described, said iron pin is located on the westerly property line of land of Richard J. Jr. and Carolyn Tischofer. The previously described line runs along the southerly property line of said Stevenson and land of Richard B. Dion.

        Thence S 01-57'-24" W 106.08' to an iron pin found, said iron pin marks the southwesterly property corner of land of said Tischofer and the northwesterly property corner of land of Archangelo A. and Joann H. Damato.

        Thence S 04-00'-57" W 85.39' to a point on the westerly property line of said Damato.

        Thence S 02-06'-35" W 304.5' to an iron pin set on the westerly property line of Cherie A. Alexander. The previous course runs along the westerly property line of said Damato, Oakmoor Drive and said Alexander.

        Thence S 10-27'-44" W 258.98' to an iron pin set at the southeasterly corner of the tract herein described, said iron pin along marks the northeasterly property corner of land of Alice C. Jarvis, the previously described line runs along the westerly property line of said Alexander and land of Patrick and Unda M. Hennessey.

        Thence N 74-10'15" W 692.81' to an iron pin set at the southwesterly property corner of the tract herein described. Said iron pin being on the easterly highway line of Connecticut Route 83, a/k/a Talcottville Road. The previously described line runs along the northerly property line of Alice C. Jarvis.

        Thence N 25-04'-32" E 509.00' to an iron pin set at the northwesterly property corner of the tract herein described and being the point and place of beginning. The previously described line runs along the easterly highway line of Connecticut Route 83, a/k/a Talcottville Road.

                                 SCHEDULE A-4


                  198 Queen Street, Southington, Connecticut


A certain piece or parcel of land situated in the Town of Southington, County of Hartford and State of Connecticut as more particularly described as follows:

        Commencing at a point, said point being distant 644.80 feet southwesterly of the southerly street line of Town Line Road, as measured along the northwesterly right of way line of Queen Street (Conn. Route 10). Said point also being the northeasterly corner of the parcel herein described;

        thence southwesterly bounded southeasterly by Queen St. (Conn. Rte. 10) the following two courses:

        S 36-40-00 W, 350.21 feet and
        S 43-34-00 W a distance of 176.75 feet to a point;

        thence N 78-47-50 W bounded southwesterly by land now or formerly Janet Likley a distance of 349.61 feet to a point;

        thence N 26-35-40 E bounded northwesterly by Penn Central Railroad a distance of 618.08 feet to a point;

        thence southeasterly bounded northeasterly by land now or formerly of Harwinton High View Acres, Gagnon Trucking Co. and Donald Bilodeau each in part the following two courses:

        S 62-01-30 E, 165.75 feet and
        S 61-54-30 E a distance of 284.31 feet to the point of commencement

                                 SCHEDULE A-5

                 656 Silver Lane, East Hartford, Connecticut

        A certain piece or parcel of land situated in the Town of East Hartford County of Hartford and State of Connecticut, being more particularly described as follows:

Beginning at the southeasterly corner of the tract herein described, said point is 128.09' westerly, as measured along the northerly highway line of Silver
Lane from a C.H.D. monument.
Then S 79 degrees-02'-30" W, 402.00' along the northerly highway line of Silver Lane to a point.
Thence N 10 degrees-57'-30" W, 150.00' along the easterly property line of land N/F DiBattista to a point.
Thence S 79 degrees-01'-10" W, 210.57' along the northerly property line of land N/F DiBattista, N/F DiBattista, Leavitt, Lemire, and Pompa, in part by each to a point.
Thence N 10 degrees-58'-50" W, 184.80' along the easterly property line of land N/F Pasek, Colon, and Kearns in part by each to a point.
Thence N 79 degrees-01'-10" E, 145.50' along the southerly property line of land N/F Shea to a point.
Thence S 00 degrees-37'-03" W, 27.34' along the westerly street line of Gould Circle to a point.
Thence in a general easterly direction by an arc of a curve to the left along Gould Circle, having a radius of 50.00', a central angle of 180 degrees-00'-00' and length of 157.08' to a point.
Thence N 22 degrees-34'-57' W, 83.50' along the easterly street line of Gould Circle to a point.
Thence N 74 degrees-58'-35" E, 172.54' along the southerly property line of land N/F Weingartner to a point.
Thence S 73 degrees-57'-50" E, 42.99' along the southerly property line of land N/F Publiese to a point.
Thence N 79 degrees-02'-30" E, 179.03' along the southerly property line of land N/F William F. Grant Jr. Trust to a point.
Thence S 10 degrees-57'-30" E, 382.53' along the westerly property line of land N/F William F. Grant Jr. Trust to the point and place of beginning.
Together with an easement within the property for ingress and egress in favor of Frank's Nursery & Crafts, Inc., in common with others.
Said easement is reflected in the Mutual Easement Agreement as recorded in Volume 1019, Page 215 and also described as follows: 25 Feet wide and parallel to the easterly boundary line extending from Silver Lane northerly 382.53' to the southerly boundary line of N/F William F. Grant Jr.
Trust.

                                   SCHEDULE B


                                 MORTGAGE NOTE


$4,950,000.00                                           Stamford, Connecticut
                                                             January 25, 1996

        FOR VALUE RECEIVED, FRANK'S NURSERY & CRAFTS, INC., a Michigan corporation having an address at 6501 East Nevada, Detroit, Michigan 48243 ("Maker") promises to pay to the order of PEOPLE'S BANK, a Connecticut banking corporation having an office at Bridgeport Center, 850 Main Street, Bridgeport, Connecticut 06604-4913 ("Payee"), or any subsequent assignee or holder hereof (Payee or any subsequent assignee or holder hereof sometimes being hereinafter referred to as "Holder"), at the office of Payee, or at such other place as Holder may designate from time to time in writing, the principal sum of FOUR MILLION NINE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($4,950,000.00), together with: (i) interest on the principal balance of this Note outstanding from time to time, from the date hereof until said balance shall have been paid in full, at the rate or rates and in the manner hereinafter provided; (ii) all amounts other than principal and interest which Maker shall be obligated to pay under this Note; (iii) all amounts which may be or become due under the Mortgage (as hereinafter defined) or any of the other Loan Documents (as defined in the Mortgage); (iv) all costs and expenses, including reasonable attorneys' and appraisers' fees, incurred by Holder in collecting or attempting to collect the indebtedness evidenced by this Note, or in enforcing any of the Loan Documents or protecting or sustaining the lien thereof or in any litigation or controversy arising from or connected with this Note or any of the other Loan Documents; and (v) all taxes or duties assessed upon the indebtedness evidenced by this Note or by any of the other Loan Documents or upon the Mortgaged Property (as hereinafter defined). All amounts owing under this Note shall be payable in legal tender of the United States of America.

        1. Interest Accrual. The principal balance of the indebtedness evidenced by this Note outstanding from time to time shall bear interest at a fixed rate per annum (the "Interest Rate") equal to seven and eight-tenths percent (7.8%). Interest shall be calculated on the daily unpaid principal balance of the indebtedness evidenced by this Note based on a 360-day year, provided that interest shall be due for the actual number of days elapsed during each period for which interest is being charged.

        2. Interest and Principal Payments. Equal monthly payments of principal and interest in the amount of Forty Six Thousand Seven Hundred Thirty-Five and 03/100 Dollars ($46,735.03) per month, which monthly payment amount is based on an assumed fifteen (15) year amortization schedule, shall be due and payable on the first day of March, 1996, and on the first day of each and every month thereafter until the Maturity Date (as hereinafter defined). If not sooner paid, all accrued and unpaid interest shall be due and payable at the earlier to occur of the Maturity Date or the acceleration by Holder of all indebtedness evidenced by this Note following the occurrence of an Event of Default (as hereinafter defined).

        3. Maturity Date. All indebtedness evidenced by this Note, and all other sums payable hereunder, if not sooner paid in accordance with this Note, shall be due and payable in full on the earlier to occur of (i) February 1, 2001, or (ii) acceleration by Holder following the occurrence of an Event of Default (the "Maturity Date").

        4. Business Days. Any payment under this Note which is stated to be due on a day other than a "Business Day" (a day on which banks are open for business in Bridgeport, Connecticut) shall be made on the next succeeding Business Day, and any such extension of time shall be included in the computation of the amount of interest to be paid; provided, however, that, if any such extension would cause any payment to be payable in the next following calendar month, such payment shall be made on the next preceding Business Day.

        5. Prepayments. (a) Maker may prepay the indebtedness evidenced by this Note, in whole or in part, at any time upon thirty (30) days prior written notice to Holder (the "Prepayment Notice") only if Maker shall indemnify Holder and hold Holder harmless from and against, and pay to Holder, at any time of such prepayment, the Prepayment Fee (as hereinafter defined). The "Prepayment Fee" shall be the greater of (i) any Net Loss (as hereinafter defined) that Holder sustains or incurs as a result of such prepayment; and (ii) one percent (1%) of the principal amount of the indebtedness evidenced by this Note which is prepaid. As used herein, the term "Net Loss" means the Discounted Cost of Funds Differential (as hereinafter defined).

        (b) The "Discounted Cost of Funds Differential" shall be computed by Holder as follows:

            (i) Holder shall first determine the Original Cost of Funds Rate (as hereinafter defined). The "Original Cost of Funds Rate" shall mean five and 83/100 percent (5.83%) per annum.

                  (ii) Holder shall calculate the monthly interest that would be earned on the principal amount being prepaid at the Original Cost of Funds Rate for each month remaining until February 1, 2001 (the "Termination Date"). The result is the "Monthly Cost of Funds Payment."


                  (iii) Holder shall then calculate the monthly interest that would be earned by reinvesting the principal portion of the amount being prepaid at the Reinvestment Rate (as hereinafter defined) for each month remaining until the Termination Date. The result is the "Monthly Reinvestment Payment". The "Reinvestment Rate" shall mean the rate identified by Holder, as of the date Holder receives the Prepayment Notice, as the rate available to Holder and other money center banks doing business in Connecticut (as published in the applicable Federal Reserve statistical release designated by Holder) for the investment in U.S. Treasury Obligations ("Treasury Obligations") equal to the principal amount prepaid, with maturities closest to, or coterminous with, the Termination Date. If, for any reason, a quotation is unavailable for the Termination Date, quotations for the next preceding date for which such quotations are available shall be used. If Holder identifies more than one Treasury Obligation having the same maturity date, the Treasury Obligation having a coupon interest rate closest to the Original Cost of Funds Rate shall be used.

                  (iv) Each Monthly Reinvestment Payment shall then be subtracted from the corresponding Monthly Cost of Funds Payment. The result, if positive, is the "Monthly Payment Differential." The Monthly Payment Differential shall in no event be less than zero.

                  (v) Each Monthly Payment Differential from the prepayment date to the Termination Date shall then be discounted to present value at the Reinvestment Rate on a monthly basis. The result is the "Discounted Monthly Payment Differential".

                  (vi) All of the Discounted Monthly Payment Differential amounts shall then be added together and such aggregated amount shall constitute the Discounted Cost of Funds Differential.

        (c) Maker shall be responsible, in addition to the Prepayment Fee, for the payment of any reasonable administrative costs incurred by Holder in connection with such prepayment. If the indebtedness evidenced by this Note shall be accelerated for any reason whatsoever, the applicable Prepayment Fee in effect as of the date of such acceleration shall be paid. When calculating the Prepayment Fee applicable to a prepayment resulting from (i) the application by Holder of insurance proceeds or condemnation proceeds toward the prepayment of the indebtedness evidenced by this Note, and (ii) any additional prepayment which Maker may elect to make in accordance with the terms of Section 22 of the Mortgage in order to obtain a partial release of the Mortgage encumbering the portion of the Mortgaged Property which was the subject of the casualty or condemnation which resulted in Holder's application of insurance proceeds or condemnation proceeds toward the prepayment of the indebtedness evidenced by this Note, the Prepayment Fee shall be equal to the Net Loss that Holder sustains or incurs as a result of said prepayment and shall not be equal to the greater of said Net Loss and 1% of the amount prepaid. All partial prepayments of principal hereunder shall be accompanied by and applied first to the payment of costs and expenses related thereto, unpaid late charges, then to accrued and unpaid interest and the balance on account of the unpaid principal in the inverse order of maturity. Such partial prepayments shall not affect Maker's obligation to make the regular monthly installments of principal and interest required pursuant to
Section 2 above until the indebtedness evidenced by this Note is fully paid.

        6. Events of Default. If an Event of Default shall occur then, at the option of Holder, all amounts remaining unpaid under this Note shall immediately become due and payable. Any failure to exercise any such option or any other right under this Note or under any of the other Loan Documents, or any delay in such exercise, shall not constitute a waiver of the right to exercise such option or such other right at a later time so long as such Event of Default shall remain uncured, and shall not constitute a waiver of the right to exercise such option or other right if any other Event of Default shall occur. The acceptance by Holder of payment of any sum payable under this Note after the due date of such payment shall not be a waiver of Holder's right to require prompt payment when due of all other sums payable under this Note or of Holder's right to declare a default for failure to make prompt payment in full.

        7. Default Rate and Late Charge. (a) Upon the occurrence of any Event of Default, whether or not the Maturity Date of this Note shall have been accelerated, the entire principal indebtedness evidenced by this Note shall bear interest from the date of occurrence of such Event of Default until collection (including any period of time occurring after judgment), at the "Default Rate," which shall mean and be the lower of (i) the highest interest rate per annum allowed by applicable law, or (ii) the interest rate per annum equal to the sum of five percent (5%) plus the Interest Rate.

                (b) If Holder shall not receive the full amount of any payment due under the terms of this Note within ten (10) days after the due date of such payment (and, solely with respect to the final payment of principal and interest which is due and payable on the Maturity Date, within thirty (30) days following the Maturity Date), then Maker shall pay to Holder, upon demand, a late charge equal to five percent (5%) of such payment, which is intended, without exclusion, to cover the additional expenses involved in handling such overdue payment. Such charge shall be in addition to, and not in lieu of, any other remedy Holder may have and shall be in addition to, and not in lieu of, Maker's obligation to pay any reasonable fees and charges of any agents or attorneys employed in the event of any default hereunder.

        8. Event of Default. For purposes of this Note, the term "Event of Default" (i) shall mean the failure by Maker to pay Holder any sum owed hereunder on or prior to the tenth (10th) day following the due date thereof, and (ii) shall have the meaning ascribed to such term in, and shall include any event which would constitute an Event of Default under, the Mortgage. The Connecticut Mortgage (as hereinafter defined (and the New York Mortgage (as hereinafter defined) are cross defaulted.

        9. Waivers and Consents. Maker and each endorser, guarantor and surety of this Note, and each other person liable or who shall become liable for all or any part of the indebtedness evidenced by this Note shall:

                (a) waive demand, presentment, protest, notice of protest, notice of dishonor, diligence in collection, notice of nonpayment and all notices of a like nature; and

                (b) consent to (i) all renewals, extension or modifications of this Note or the other Loan Documents (including any affecting the time of payment), (ii) all advances under this Note or the other Loan Documents, (iii) the release, surrender, exchange or substitution of all or any part of the security for the indebtedness evidenced by this Note, or the taking of any additional security, (iv) the release of any or all other persons from liability, whether primary or contingent, for the indebtedness evidenced by this Note or for any related obligations, and (v) the granting of any other indulgences to any such person.

Any such renewal, extension, modification, advance, release, surrender, exchange, substitution, taking or indulgence may take place without notice to any such person and, whether or not any such notice is given, shall not impair the liability of any such person.

         10. Lien and Right of Setoff. Maker and each endorser, guarantor and surety of this Note, and each other person liable or who shall become liable for all or any part of the indebtedness evidenced by this Note, hereby give Holder a lien and right of setoff for all of their respective liabilities in respect of such indebtedness upon and against all of their respective deposits, certificates of deposit, credits and property (other than the Mortgaged Property), now or hereafter in the possession or control of Holder or in transit to Holder. Holder may at any time apply the same, or any part thereof, to any liability of Maker or any such other person, whether matured or unmatured.

         11. Partial Invalidity. If any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or if any one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then such provision or provisions only shall be deemed to be null and void and of no force or effect and shall not affect any other provision of this Note, including, without limitation, the obligation of Maker to pay the indebtedness evidenced by this Note, and the remaining provisions of this Note shall remain operative and in full force and effect, shall be valid, legal and enforceable, and shall in no way be affected, prejudiced or disturbed thereby.

         12. Modification or Termination; Time of Essence; Governing Law. This Note may not be modified or terminated orally, but only by a written instrument signed by the party against whom enforcement of any such modification or termination is sought. Time is and shall be of the essence in the performance of all obligations under this Note. This Note shall be governed by and construed in accordance with the laws of the State of Connecticut.

         13. Gender. As used in this Note, words of any gender shall be deemed to apply equally to any other gender, the plural shall include the singular and the singular shall include the plural (as the context shall require), and the word "person" shall refer to individuals, entities, authorities and other natural and juridical persons of every type.

         14. Joint and Several Obligation. If this Note is now or hereafter shall be, signed by more than one person, it shall be the joint and several obligation of all such persons (including, without limitation, all makers, endorsers, guarantors and sureties, if any) and shall be binding on all such persons and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Note and all covenants, agreements and provisions set forth in this Note shall inure to the benefit of Holder and its successors and assigns.

         15. Usury. It is the intention of Maker and Holder to conform strictly to the Usury Law (as hereinafter defined). Accordingly, it is agreed that, notwithstanding any provisions to the contrary in this Note, in any of the other Loan Documents or in any documents otherwise relating hereto, the aggregate of all interest, or consideration constituting interest under the Usury Law, that is taken, reserved, contracted for, charged or received under this Note or under any of the aforesaid documents or otherwise in connection with this loan transaction shall under no circumstances exceed the maximum amount of interest allowed by the Usury Law. If any excess interest is provided for in this Note, in any of the other Loan Documents or in any documents relating hereto, then (a) the provisions of this paragraph shall govern and control, (b) neither Maker nor Maker's successors or assigns shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest allowed by the Usury Law, (c) any such excess shall be deemed a mistake and canceled automatically and, if theretofore paid, shall be applied as hereinafter set forth or, to the extent such application shall violate the Usury Law and exceed the Maximum Legal Rate of Interest (as hereinafter defined), refunded to Maker, and (d) the effective rate of interest shall be automatically reduced to the Maximum Legal Rate of Interest. To the extent permitted by the Usury Law and to the extent the Maximum Legal Rate of Interest is not exceeded, all sums paid or agreed to be paid to Holder for the use, forbearance or detention of the indebtedness evidenced by this Note shall be amortized, prorated, allocated and spread throughout the full term of this Note. For purposes of this Note, "Usury Law" shall mean any present or future law of the State of Connecticut (meaning the internal laws of said state and not the laws of said state relating to choice of law), the United States of America or any other jurisdiction, which is applicable to the interest and other charges under this Note, under any of the Loan Documents or under any documents otherwise relating hereto and to the classification of Maker under such law. For purposes of this Note, the "Maximum Legal Rate of Interest" shall mean the maximum effective contract rate of interest that Holder may from time to time, by agreement with Maker, legally charge Maker and in regard to which Maker would be prevented successfully from raising the claim or defense of usury under the Usury Law as now or hereafter construed by courts of appropriate jurisdiction.

         16. Certification as a Business Transaction. TO INDUCE HOLDER TO ENTER INTO THE COMMERCIAL LOAN TRANSACTION EVIDENCED BY AND SECURED BY THE LOAN DOCUMENTS, MAKER AGREES THAT THE SAID TRANSACTION IS COMMERCIAL AND NOT A CONSUMER TRANSACTION AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, WAIVES ANY RIGHT TO NOTICE OF AND HEARING OF THE RIGHT OF HOLDER UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, REVISION OF 1958, AS AMENDED, OR OTHER STATUTE OR STATUTES AFFECTING PREJUDGMENT REMEDIES AND AUTHORIZES HOLDER'S ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER.

         17. Taxes on Note. Maker agrees to pay all taxes or duties assessed upon this Note against the Holder or other owner of this Note or the debt evidenced hereby, or the Mortgage or the Mortgaged Property.

         18. Security. The indebtedness evidenced by this Note is secured, in part, by that certain Mortgage Deed and Security Agreement (the "Connecticut Mortgage") and by that certain Mortgage and Security Agreement (the "New York Mortgage") , both encumbering certain real property located at and commonly known as 479 East Main Street, Branford, Connecticut, 361 Scott Swamp Road, Farmington, Connecticut, 400 Talcottville Road, Vernon, Connecticut, 1198 Queen Street, Southington, Connecticut, 656 Silver Lane, East Hartford, Connecticut and Route 9, West Kieffer Lane, Kingston, New York. The term "Mortgage," as used herein, shall mean the Connecticut Mortgage and the New York Mortgage collectively. The term "Mortgaged Property," as used herein, shall have the meaning ascribed to such term in the Mortgage, and the term "Loan Documents," as used herein, shall have the meaning ascribed to such term in the Mortgage.

         IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed as of the date first written above.

                                FRANK'S NURSERY & CRAFTS, INC.
                                By:  /s/:
                                    --------------------------
                                Name:    Robert M. Lovejoy, Jr.
                                Title:   Vice President

                                  SCHEDULE C-1
                                  ------------

                             PERMITTED ENCUMBRANCES
                             ----------------------

                     BRANFORD, CONNECTICUT - STORE NO. 631
                     -------------------------------------

1. Real Estate Taxes and Assessments (including liens not yet due and payable) as follows:

         Taxes to the Town of Branford on the List of October 1, 1995, not yet due and payable.

2. Water use charges to the South Central Connecticut Regional Water Authority, when due and payable.

3. Grant of permanent easement from Henry E. Miller and Theresia J. Miller to Southern New England Telephone Company dated April 15, 1948 and recorded in Volume 126 at Page 218 of the Branford Land Records.

4. Agreement and Easement from Cosgrove Company, Inc. to Sewer Authority of the Town of Branford dated September 16, 1970 and recorded in Volume 231 at Page 236 of the Branford Land Records.

5. Electrical Distribution Easement from Todds Hill Investment Circle to The Connecticut Light and Power Company dated July 20, 1983 and recorded in Volume 351 at Page 758 of the Branford Land Records.

6. Notice of Variance from the Town of Branford Planning and Zoning Commission dated March 1, 1984 and recorded in Volume 358 at Page 161 of the Branford Land Records.

                                  SCHEDULE C-2
                                  ------------

                             PERMITTED ENCUMBRANCES
                             ----------------------

                    FARMINGTON, CONNECTICUT - STORE NO. 636
                    ---------------------------------------

1. Taxes to the Town of Farmington on the Grand List of October 1, 1995, not yet due and payable.

2. Water Use Charges to the Unionville Water Company, payments of which are current.

3. Easement in favor of the Unionville Water Company dated December 29, 1986 and recorded in Volume 359, Page 315 of the Farmington Land Records.

4. Agreement by and between Flower Time, Inc., Farmington Colonnade Associates and Stephen Realty & Development, Inc. dated May 19, 1988 and recorded August 19, 1988 in Volume 382, Page 331 of the Farmington Land Records.

5. Permanent Right of Way and Maintenance Agreement by and between Stephen Realty & Development, Inc., Farmington Colonnade Associates and Flower Time, Inc. dated May 19, 1988 and recorded August 19, 1988 in Volume 382, Page 327 of the Farmington Land Records.

                                  SCHEDULE C-3
                                  ------------

                             PERMITTED ENCUMBRANCES
                             ----------------------

                      VERNON, CONNECTICUT - STORE NO. 632
                      -----------------------------------

1. Taxes to the Town of Vernon on the Grand List of October 1, 1995, not yet due and payable.

2. Water Use charges to Connecticut Water Company not yet due and payable.

3.       Sewer Use charges to the Town of Vernon not yet due and payable.

4. Hold Harmless Agreement from Flower Time, Inc. to the Planning and Zoning Commission of the Town of Vernon dated July 16, 1985 and recorded July 18, 1985 in Volume 529, Page 25 of the Vernon Land Records.

5. Water Main Easement from Flower Time, Inc. to The Connecticut Water Company dated October 17, 1985 and recorded November 1, 1985 in Volume 542, Page 49 of the Vernon Land Records.

6. Developers Permit Agreement between Water Pollution Control Authority and Flower Time, Inc. dated September 17, 1985 and recorded on November 15, 1985 in Volume 543, Page 326 of the Vernon Land Records.

7. Perpetual Right-of-Way Easement in favor of Alice C. Jarvis granted by Frank's Nursery & Crafts, Inc. dated June 20, 1991 and recorded August 5, 1991 in Volume 842, Page 42 of the Vernon Land Records.

         NOTE:   Special Permit from Planning and Zoning Commission of the Town of Vernon to John J. Giulietti and Alma Lentz Giulietti dated May 22, 1985 and recorded May 30, 1985 in Volume 523, Page 164 of the Vernon Land Records.

                                  SCHEDULE C-4
                                  ------------

                             PERMITTED ENCUMBRANCES
                             ----------------------

                    SOUTHINGTON, CONNECTICUT - STORE NO. 633
                    ----------------------------------------

1. Taxes to the Town of Southington on the Grand List of October 1, 1995, not yet due and payable.

2.       Sewer Use charges to the Town of Southington, not yet due and payable.

3. Right of Way Easement from Rose Joseph and Joseph Joseph to American Telephone and Telegraph company dated April 2, 1973 and recorded in Volume 253, Page 238 of the Southington Land Records.

                                  SCHEDULE C-5
                                  ------------

                             PERMITTED ENCUMBRANCES
                             ----------------------

                   EAST HARTFORD, CONNECTICUT - STORE NO. 643
                   ------------------------------------------

1. Taxes to the Town of East Hartford on the Grand List of October 1, 1995, not yet due and payable.

2. Water Use Charges to the Metropolitan District Commission, the payment of which are current.

3. Mutual Easement by and between William F. Grant and Diana I. Grant, Augie & Ray's of Silver Lane, Inc. and Flower Time, Inc. dated December 23, 1986 and recorded in Volume 1019, Page 215 of the East Hartford Land Records.

4. Certificate of Certain Rights in favor of the Metropolitan District Commission dated July 21, 1958 and recorded in Volume 283, Page 329 of the East Hartford Land Records.

5. Easement along Silver Lane dated January 19, 1954 and recorded in Volume 213, Page 453 of the East Hartford Land Records.

6. Agreement with the Metropolitan District dated April 15, 1987 and recorded in Volume 1055, Page 198 of the East Hartford Lana Records.